FORM 4
[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person| 2. Issuer Name and Ticker or Trading
Muir            Thomas            L.   |    Symbol
(Last)         (First)         (Middle)|
       132 South Rodeo Drive           |    United Television, Inc. (UTVI)
            Fourth Floor               |--------------------------------------
              (Street)                 | 3. IRS or Social Security Number of
Beverly Hills     CA              90212|    Reporting Person (Voluntary)
(City)          (State)           (Zip)|
                                       |
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4. Statement of Month/Year |5. If Amendment, Date or Original (Month/Year)
   08/99                   |
                           |
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6. Relationship of Reporting    |7. Individual or Joint/Group Filing
   Person to Issuer             |
   (Check all applicable)       |    X  Form filed by one Reporting Person
                                |   ---
    Director          10% Owner |
---                ---          |       Form filed by more than one Reporting
 x  Officer (give      Other    |   --- Person
--- title below)   --- (specify |
                       below)   |
    Treasurer and controller    |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities        5.Amount of     6.Ownership     7.Nature of
                           Date              Code               Acquired (A)        Securities      Form:           Indirect
                          (Month/Day/Year)                      or Disposed         Beneficially    Direct (D)      Beneficial
                                                                of (D)              Owned at End    Indirect (I)    or Ownership
                                                            Amount    (A)  Price
                                                                      or
                                             Code    V                (D)
Common Stock              08/12/99           M              700       A     89.00                   D
Common Stock              08/13/99           M              300       A     89.00                   D
Common Stock              08/12/99           S              700       D    108.875                  D
Common Stock              08/13/99           S              300       D    108.875  -0-             D
Common Stock                                                                        3,432           I               By trust(1)
--------------------------------------------------------------------------------------------------------------------------------

FORM  4 (Continued)         Table II-Derivative Securities Acquired, Disposed
                                    of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)


1.Title of              2.Conversion or     3.Transaction  4.Transaction  5. Number of        6.Date
  Derivative              Exercise Price      Date           Code            Derivative         Exercisable
  Security                of Derivative       (Month/                        Securities         and Expiration
                          Security            Day/Year)                      Acquired (A)or     Date
                                                                             Disposed of (D)    (Month/Day/Year)
                                                                                                Date         Expiration
                                                              Code   V       (A)    (D)         Exercisable  Date
Employee stock option
  (right to buy)          89.00                08/12/99       M                     700         04/25/98     04/24/01
                          89.00                08/13/99       M                     300         04/25/98     04/24/01

7.Title and                   8.Price of             9.Number of            10.Ownership     11.Nature
  Amount of                     Derivative             Derivative              Form of          of
  Underlying                    Security               Securities              Derivative       Indirect
  Securities                                           Beneficially            Security:        Beneficial
                                                       Owned at End            Direct (D)       Ownership
                Number                                 of Month                or
 Title          of Shares                                                      Indirect (I)
 Common Stock   700             --                     -0-                     D
                300             --                     1334                    D

Explanation of Responses:
(1)  Shares held in Employees Stock Purchase Plan as of 02/28/99.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/Thomas L. Muir                            September 10, 1999
-------------------------------------        ------------------
   **Signature of Reporting Person                  Date